Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266287
PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated August 12, 2022)
Jushi Holdings Inc.

This prospectus supplement is being filed to update, amend and supplement the information contained in the prospectus dated August 12, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-266287). This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 7, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our Subordinate Voting Shares are listed on the Canadian Securities Exchange (the “CSE”) under the symbol “JUSH” and quoted on the OTCQX Best Market under the symbol “JUSHF.” The last reported sale price of our Subordinate Voting Shares on the CSE on October 6, 2022 was C$2.93 per share and on the OTCQX Best Market on October 6, 2022 was $2.09 per share.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 9 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued or sold under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 7, 2022

ACTIVE/119266681.1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

October 3, 2022
Date of Report (date of earliest event reported)
___________________________________
JUSHI HOLDINGS INC.
(Exact name of registrant as specified in its charter)
___________________________________

British Columbia (State or other jurisdiction of incorporation or organization)	000-56468 (Commission File Number)	98-1547061 (I.R.S. Employer Identification Number)
301 Yamato Road, Suite 3250 Boca Raton, FL 33431
(Address of principal executive offices and zip code)
(561) 617-9100
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On October 3, 2022, Jushi Holdings Inc. (the “Company”) increased the size of its Board of Directors (the “Board”) in accordance with the Company’s Articles from five to six directors, filling the vacancy on the Board. On October 3, 2022, the Board appointed Billy “Bill” Wafford to fill the vacancy on the Board, with an initial term expiring immediately prior to the Company’s 2023 annual general meeting of stockholders. The Company determined that Mr. Wafford qualifies as an independent director under the Canadian Securities Administrators Guidelines and in accordance with National Instrument 52-110—Audit Committees (NI 52-110). Mr. Wafford was also named to the Audit Committee of the Board and will serve as Chairman of the Audit Committee.
Mr. Wafford is a highly skilled leader with over 25 years of finance and management consulting experience. Over the course of his career, Mr. Wafford has led all aspects of finance, strategy, and execution within several Fortune 500 public and private companies in the retail industry. His deep breadth of experience spans various functions, including accounting, corporate venture capital, M&A, and real estate, in addition to corporate strategy, investor relations, internal audit functions, and procurement and supply chain management. The Company believes that Mr. Wafford is qualified to serve on our Board due to his demonstrated leadership and his experience.
Subject to Board approval, Mr. Wafford will receive cash compensation in the amount of $90,000 per annum. His annual cash retainer will be prorated for 2022 to reflect his expected term. Mr. Wafford will also receive $125,000 worth of equity grants per annum under the Company’s equity plan.
In connection with Mr. Wafford’s appointment to the Board, the Company will enter into an indemnification agreement with Mr. Wafford in accordance with the Company’s standard practice and pursuant to the form previously approved by the Board, which form was filed as Exhibit 10.27 to the Company’s registration statement on Form S-1, as amended, which was initially filed with the SEC on July 22, 2022 and declared effective on August 12, 2022.
There have not been any transactions since the beginning of the Company’s last fiscal year, nor are there any proposed transactions, in which the Company was or is to be a participant involving amounts exceeding $120,000 and in which Mr. Wafford had or will have a direct or indirect material interest. There are no arrangements or understandings between Mr. Wafford and the Company or any other persons pursuant to which Mr. Wafford was appointed as a director of the Company.

A press release announcing Mr. Wafford’s appointment to the Board is attached as Exhibit 99.1 and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Number	Description
99.1	Press Release of Jushi Holdings Inc. dated October 4, 2022 titled “Jushi Holdings Inc. Strengthens Board of Directors and Senior Leadership Team.”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUSHI HOLDINGS INC.
Date:	October 7, 2022	By:	/s/ Jon Barack
Jon Barack
President and Interim Chief Financial Officer

Exhibit 99.1
Jushi Holdings Inc. Strengthens Board of Directors and Senior Leadership Team

Bill Wafford, Seasoned Finance Executive and Former JCPenney CFO, to Serve as Independent Director and Chair of the Audit Committee
Tobi Lebowitz Promoted to Chief Legal Officer and Corporate Secretary

BOCA RATON, Fla., October 4, 2022 -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, today announced that it has appointed Bill Wafford to its Board of Directors, effective immediately. In addition to his appointment as Independent Director, Mr. Wafford will serve as Chair of the Audit Committee.
Mr. Wafford is a highly skilled leader with over 25 years of finance and management consulting experience. Over the course of his career, he has led all aspects of finance, strategy, and execution within several Fortune 500 public and private companies in the retail industry. His deep breadth of experience spans various functions, including accounting, corporate venture capital, M&A, and real estate, in addition to corporate strategy, investor relations, internal audit functions, and procurement and supply chain management.
“We are thrilled to welcome Bill and advance our commitment to robust governance through the expansion of our Board,” said Jim Cacioppo, Chief Executive Officer, Chairman and Founder of Jushi. “Bill’s impressive background and strong financial acumen will provide valuable perspectives as we enhance board oversight and strengthen the Company’s financial reporting, particularly with our new status as a U.S. reporting issuer. We look forward to Bill’s contributions as we look to achieve accelerated profitability through the remainder of the year.”
Mr. Wafford added, “I would like to thank Jim and the Board for welcoming me at such an exciting period in the evolution of Jushi. I look forward to working with the Company’s highly skilled Directors and contributing both my expertise and insights to drive sustained growth and value for our shareholders as this dynamic industry rapidly matures.”
Mr. Wafford currently serves as Chief Financial Officer of Everlane, a digitally native apparel, footwear and accessories brand that is leading the fashion industry toward a more environmentally conscious sustainable future. Prior to Everlane, he served as Chief Financial Officer of JCPenney, one of the largest retail department chains in the U.S., The Vitamin Shoppe, a specialty retailer of nutritional products, and Thrasio, a global consumer goods company. Mr. Wafford also previously served as Partner of the advisory practice group at KPMG, after holding various executive finance roles with Walgreens Boots Alliance, Target, Archstone Consulting, and Bank of America.

Management Update

The Company also announced that it has bolstered its senior leadership team with the promotion of Tobi Lebowitz to Chief Legal Officer and Corporate Secretary. Ms. Lebowitz joined the Company in 2019 and was part of the core team which brought Jushi public shortly thereafter. Since then, she has played an instrumental role in the execution of various initiatives across the business, including strategic M&A, business development, and high-stakes litigation. Ms. Lebowitz previously held the role of Executive Vice President and Co-Head of Legal Affairs.
Mr. Cacioppo added, “Tobi has contributed greatly to our success and growth over the years, and I could not be more delighted to welcome her to the Executive team as Chief Legal Officer. Her recent involvement in the successful filing of our S-1 and SEC registration is just one of her many notable achievements, and we look forward to seeing all that Tobi will continue to accomplish as a valued member of Jushi.”
About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. In the United States, Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, Twitter and LinkedIn.
Forward-Looking Information and Statements
This press release contains certain "forward-looking information" within the meaning of applicable Canadian securities legislation as well as statements that may constitute "forward-looking statements" within the meaning of within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, intended expansion of our retail operations and production capacity, intended expansion of our cultivation facilities, future financial position, projected costs, prospects, plans and objectives of management, including without limitation Q4 2022 annualized guidance, as well as expected filings, materiality or significance and effects of errors on current or prior period financial statements, and any anticipated conclusions of the Company, the Audit Committee or the Company’s management related thereto, are forward-looking statements. These forward-looking statements are based on Jushi’s current expectations and beliefs concerning future developments and their potential effects. As a result, actual results could differ materially from those expressed by such forward-looking statements and such statements should not be relied upon. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “is expected,” “budget,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases or may contain statements that certain actions, events or results “may,” “could,” “would,” “might” or “will be taken,” “will continue,” “will occur” or “will be achieved”. The forward-looking information and forward-looking statements contained herein may include but are not limited to, information concerning the expectations regarding Jushi, or the ability of Jushi to successfully achieve business objectives, and expectations for other economic, business, and/or competitive factors. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including risks related to the ability of Jushi to successfully and/or timely achieve business objectives, including with regulatory bodies, employees, suppliers, customers and competitors; changes in general economic, business and political conditions, including changes in the financial markets; changes in applicable laws; compliance with extensive government regulation, the risk that additional information may arise prior to the completion of restated condensed consolidated interim financial statements or other subsequent events that would require us to make additional adjustments, as well as other risks, uncertainties and other cautionary statements in the Company’s public filings with the applicable securities regulatory authorities on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com. Should one or more of these risks, uncertainties or other factors materialize, or should assumptions underlying the forward-looking information or statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated, or expected.
Although the Company believes that the assumptions and factors used in preparing, and the expectations contained in, the forward-looking information and statements are reasonable, undue reliance should not be placed on such information and statements, and no assurance or guarantee can be given that such forward-looking information and statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information and statements. The forward-looking information and forward-looking statements contained in this press release are made as of the date of this press release, and the Company does not undertake to update any forward-looking information and/or forward-looking statements that are contained or referenced herein, except in accordance with applicable securities laws. All subsequent written and oral forward-looking information and statements attributable to the Company or persons acting on its behalf is expressly qualified in its entirety by this notice.
For further information, please contact:
Investor Relations Contact:
Michael Perlman
Executive Vice President of Investor Relations
561-281-0247
investors@jushico.com
Media Contact:
Ellen Mellody
570-209-2947
ellen@mattio.com